Page 5 of 6 Pages

                 			    EXHIBIT INDEX


Page No.	  Identification and Classification of the Subsidiary
6		        Which Acquired the Security Being Reported on by the
		         Parent Holding Company.

                                                       Page 6 of 6 Pages




                    			       EXHIBIT


The Aetna Casualty and Surety Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

		      799,075  shares of Common Stock